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                                                                    Exhibit 99.1

  QuadraMed Corporation Announces Proposed Rule 144A Offering of $100 Million
                of Convertible Subordinated Debentures due 2005

LARKSPUR, Calif.--(BUSINESS WIRE)--April 13, 1998--QuadraMed Corporation (Nasdaq:QMDC) today announced that it has proposed to make a Rule 144A offering of $100 million of Convertible Subordinated Debentures due 2005.

The Company expects to use the proceeds from the offering for general corporate purposes, including working capital and acquisitions of products, technologies and businesses.

The Convertible Subordinated Debentures will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The offering is being managed by Salomon Smith Barney, Bear, Stearns & Co. Inc. and BT Alex Brown.

QuadraMed develops, markets and sells software products and services designed to enable healthcare providers and payers to increase operational efficiency, improve cash flow, measure the cost and quality of care, and effectively administer managed care contracts. QuadraMed also provides consulting, business office outsourcing and cash flow management services. QuadraMed and its subsidiaries have more than 2,800 healthcare customers and have received endorsements from 14 state and regional hospital associations.

CONTACT: QuadraMed Corporation
James D. Durham, John V. Cracchiolo
415/461-7725
or
INVESTOR RELATIONS: Cheryl Schneider, Stacey Levitz
Michael McMullan (media)
Morgen-Walke Associates, Inc.
212/850-5600